As filed with the Securities and Exchange Commission on December 18, 2001.
 =============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
              ----------------------------------------------------
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
              ----------------------------------------------------

                          AMERICAN FIRE RETARDANT CORP.
             (Exact name of registrant as specified in its charter)

                                     Nevada
         (State or other jurisdiction of incorporation or organization)

                                   88-03826245
                      (IRS Employer Identification Number)

                                9337 Bond Avenue
                           El Cajon, California 92021
                    (Address of principal executive offices)

                       Stephen F. Owens, President and CEO
                          American Fire Retardant Corp.
                                9337 Bond Avenue
                           El Cajon, California 92021
                     (Name and address of agent for service)

                                 (619) 390-6888
          (Telephone number, including area code of agent for service)

                       Amended 2001 directors and officers
                        stock option and stock award plan
                            (Full title of the Plan)
          -------------------------------------------------------------
                                    Copy to:
                              Gregory Bartko, Esq.
                       Law Office of Gregory Bartko, P.C.
                           3475 Lenox Road, Suite 400
                             Atlanta, Georgia 30326
                              404-230-0550 (Phone)
                            404-238-0551 (Facsimile)


                         CALCULATION OF REGISTRATION FEE

----------------------   --------------  ------------------    ------------------    ------------------
                                          Proposed maximum      Proposed maximum
Title of securities to    Amount to be   offering price per    aggregate offering        Amount of
    be registered          registered         share(1)              price(1)         registration fee
----------------------   --------------  ------------------    ------------------    ------------------
Common Stock,
  $.001 par value           2,500,000           $.06                $150,000              $38.00
----------------------   --------------  ------------------    ------------------    ------------------

(1) Calculated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, as permitted by Rule 457(h)(1) of the Securities Act of 1933, as amended, based upon the average of the bid and asked prices for the Company's common shares as reported by the Electronic Bulletin Board on December 17, 2001.

                                     PART I
                                     ------

         The documents containing the information specified in this Part I will be sent or given to participants in the Amended 2001 Directors and Officers Stock Option and Stock Award Plan (the "Plan") as specified by Rule 428(b)(1). Pursuant to the instructions for Form S-8, such documents need not be filed with the Commission either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to
Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended. See Rule 428(a)(1).

      The Company
      -----------

      The Company has its principal executive office at 9337 Bond Avenue, El Cajon, California 92021. The telephone number for the Company offices is 619-390-6880.

      Restrictions on Resale of the Common Stock

      In the event that an affiliate of the Company acquires shares of Common Stock under the Plan, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares under the Plan sold or sells any shares of Common Stock in the six months preceding or following the receipt of such shares, any so called "profit," as computed under
Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered to the Company have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b), the price paid for the Company's Common Stock issued under the Plan to affiliates is equal to the value of the services rendered. Shares of the Company's Common Stock acquired by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.


                                     PART II
                                     -------

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The documents listed in (a) and (b) below have been filed by the Registrant, American Fire Retardant Corp. (the "Company"), with the Securities and Exchange Commission (the "Commission") and are incorporated by reference in this Registration Statement. All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

                (a) Form 10QSB for the quarter ended September 30, 2001 as filed on December 3, 2001, Form NT filed on November 15, 2001, Form 10QSB for the quarter ended June 30, 2001 and filed on August 20, 2001, Form NT 10-Q filed on August 9, 2001, Form 4 filed on June 11, 2001 and May 15, 2001, Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and filed on May 14, 2001, Registration
                       Statement on Form S-8 filed on May 10, 2001 and Form 10-KSB for the year ended December 31, 2001. The above referenced reports, which were previously filed with the Commission, are incorporated herein by reference.

                (b) All other reports filed pursuant to Section 13 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's Form 10-KSB referred to in
                       (a) above.

Item 4:  Description of Securities
         ---------------------------------
         Not Applicable

Item 5:  Interests of Named Experts and Counsel.
         --------------------------------------

          Gregory Bartko, Esq., of the Law Office of Gregory Bartko, P.C., has provided legal services and advice to the Company in connection with a variety of corporate and securities matters, including the preparation and filing of this Registration Statement and the legal opinion attached to this Registration Statement as an exhibit. Prior to the date this Registration Statement was filed with the Commission, Mr. Bartko received shares of the Company's Common Stock as partial compensation for his services. As of the date this Registration Statement is filed with the Commission, Mr. Bartko beneficially owns 500,000 shares of the Company's Common Stock. Neither Mr. Bartko nor his law firm, has been employed on a contingent basis at anytime.

Item 6:  Indemnification of Directors and Officers.
         -----------------------------------------

         Section 78.7502 of the Nevada Revised Statutes provides:

                  Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

                         1. A corporation may indemnify any person who was or
                  is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

                         2. A corporation may indemnify any person who was or is
                  a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

                         3. To the extent that a director, officer, employee or
                  agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Item 7.  Exemption From Registration Claimed.
         ------------------------------------

         Not Applicable

Item 8:  Exhibits
         --------

         The following documents are filed as Exhibits to this Registration
Statement:


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
                4.0 Amended 2001 Directors and Officers Stock Option and Stock Award Plan

                5.0 Opinion of the Law Office of Gregory Bartko, P.C. as to the authorization and issuance of the shares being registered.

                24.1   Consent of Gregory Bartko, Esq. (included in Exhibit 5)

                24.2 Consent of HJ and Associates, LLC, Certified Public Accountants


Item 9:  Undertakings
         ------------

         The undersigned registrant hereby undertakes:

                (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in El Cajon, California, on the 18th day of December, 2001.

American Fire Retardant Corp.                     American Fire Retardant Corp.


By: /s/Stephen F. Owens                           By: /s/Stephen F. Owens
-----------------------------                     -----------------------------
Stephen F. Owens, Director and                    Stephen F. Owens,
Chief Executive Officer                           Chief Financial Officer


By: /s/Angela M. Raidl
-----------------------------
Vice-President, Secretary and
Director
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